Exhibit 99.1

SOUND COMMUNITY BANCORP, INC.
ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION
Board Appoints Wes Ochs as President; Laurie Stewart Continues
as Chief Executive Officer

FOR IMMEDIATE RELEASE

Seattle, WA - September 19, 2025 - The Board of Directors of Sound Financial Bancorp, Inc (NASDAQ:SFBC), (the “Company”) the holding company for Sound Community Bank (the “Bank”), today announced that, effective October 1, 2025, it has unanimously approved the appointment of Wesley (Wes) Ochs as President of the Company and the Bank. He will continue to serve as Chief Financial Officer of both entities, a position he has held since 2021. Laura Lee (Laurie) Stewart will continue as Chief Executive Officer of the Company and the Bank.

This transition reflects the Board’s ongoing succession planning and ensures continuity in advancing the Bank’s mission and strategic objectives, while recognizing the leadership strengths of both executives.

Wes brings more than 23 years of banking experience spanning retail banking, mortgage banking, commercial lending, credit administration, and management. He holds degrees in Economics and Accounting and is a graduate of the Pacific Coast Banking School.

Since 2021, Wes has served as Chief Financial Officer, a role in which he combined technical expertise with collaborative leadership to drive operational efficiencies across departments and business lines. He has led initiatives to enhance lending operations, financial reporting, policy governance, and client experience, with a consistent focus on transparency and team development. More recently, his work has concentrated on asset/liability management, credit loss modeling, and enterprise budgeting, areas critical to strengthening the Bank’s financial resilience and aligning strategic priorities.

Laurie, who is marking her 35th anniversary with the organization, has guided its evolution from a credit union with less than $50 million in assets to a mutual savings bank and, ultimately, to a state-chartered, FDIC-insured commercial bank. As Chief Executive Officer, she will continue to lead the organization’s long-term strategy and ensure a smooth transition of the President’s duties.

About the Company

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s leadership transition, succession planning, and the expected benefits of these changes. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such differences include, among others, challenges in implementing management changes, business and economic conditions, regulatory developments, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise forward-looking statements contained herein, except as required by law.

For additional information contact:
Laurie Stewart, President, CEO
206.436.1495